Exhibit 99.6

RISK FACTORS

Risks Related to the Transaction

Uncertainties associated with the transaction cause employees to leave Media General and may otherwise affect the future business and operations of Media General.

Media General’s success will depend in part upon its ability to retain key employees of Media General and Young. Current and prospective employees of Media General may experience uncertainty about their future roles with Media General and choose to pursue other opportunities, which could have an adverse effect on Media General. If key employees depart, the integration of Media General and Young may be more difficult and Media General’s business could be adversely affected.

The agreements and instruments governing Media General’s debt contain restrictions and limitations that could significantly impact the operation of Media General and adversely affect the holders of Media General’s common stock.

On July 31, 2013, Media General, with Young's consent, entered into a new credit agreement with a syndicate of lenders. The new credit agreement provides for a five-year revolving credit facility and a seven-year term loan which may be drawn on a delayed basis until July 31, 2014. A portion of the proceeds of the term loan under the new credit agreement were also used to refinance the credit facilities of Media General and Young. On November 12, 2013, a notice of redemption was issued to holders of Media General’s $299,800,000 aggregate principal amount of its 11.75% senior secured notes due 2017. The notice of redemption provided for the redemption of all outstanding notes with a redemption date of December 12, 2013. On November 12, 2013, Media General irrevocably deposited funds with The Bank of New York Mellon, as trustee under the indenture governing the notes, in an amount equal to the aggregate redemption price for the notes and the Indenture was satisfied and discharged effective on November 12, 2013. Media General expects that, after giving effect to the refinancing, the combined company will have approximately $917 million of outstanding indebtedness (including guarantees of third party indebtedness of approximately $32 million) and $60 million available under a revolving credit facility. The availability of the financing under the new credit agreement and the completion of the refinancing were not, however, conditions to the closing of the transaction. In connection with the refinancing, Media General expects to pay early payment premiums to its existing debt holders of approximately $61.3 million in the aggregate in addition to other fees and expenses associated with the refinancing.

The terms of the new credit agreement subject Media General to a number of financial and operational covenants and require compliance with certain financial ratios. For example, the covenants under the new credit agreement impose restrictions on Media General, including the restrictions on its ability to incur additional indebtedness and liens, make loans and investments, make capital expenditures, sell assets, engage in mergers, acquisitions and consolidations, enter into transactions with affiliates, purchase or redeem stock, enter into sale and leaseback transactions and pay dividends. A breach of any of the covenants imposed on Media General by the terms of the new credit agreement, including any financial or operational covenants, and certain change of control events, may result in a default or event of default under the new credit agreement. Following an event of default, the lenders would have the right to terminate their commitments to extend credit in the future to Media General under the agreement’s revolving credit facility and its delayed draw feature if all of the term loan is not then drawn, and accelerate the repayment of all of the combined company’s indebtedness under the new credit agreement. In such case, Media General may not have sufficient funds to pay the total amount of accelerated obligations, and the lenders could proceed against the collateral securing the new credit agreement, which will consist of substantially all of the assets of Media General. Any acceleration in the repayment of indebtedness or related foreclosure could have an adverse effect on the combined company.

Further, Media General has a significant degree of leverage that could have important consequences, including:

●	making it more difficult for Media General to satisfy its obligations, which could in turn result in an event of default on its indebtedness;

●	impairing Media General’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

●	diminishing Media General’s ability to withstand a downturn in its business, the industry in which it operates, or the economy generally;

●	limiting flexibility in planning for, or reacting to, changes in Media General’s business and the industry in which it operates; and

●	placing Media General at a competitive disadvantage compared to certain competitors that may have proportionately less debt.

Despite the current debt levels, and the debt levels anticipated following a refinancing, Media General may be able to incur significantly more debt in the future, which could increase the foregoing risks.

Media General’s results of operations and financial condition following the transaction may materially differ from the pro forma information included in this Current Report on Form 8-K.

The pro forma financial information included in this Current Report on Form 8-K is derived from Media General’s and Young’s respective historical audited and unaudited consolidated financial statements, as well as from certain internal, unaudited financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that Media General and Young believe are reasonable. This pro forma information may be materially different from what Media General’s actual results of operations and financial condition would have been had the transaction occurred during the periods presented or what the combined company’s results of operations and financial position will be following the merger. For example, the assumptions used in preparing the pro forma financial information may not be realized, and other factors may affect Media General’s financial conditions and results of operations following the transaction.

The integration of Media General and Young will present significant challenges that may reduce the anticipated potential benefits of the transaction.

Media General and Young will face significant challenges in consolidating functions and integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Media General and Young will be complex and time-consuming due to the locations of their corporate headquarters and the size and complexity of each organization. The principal challenges will include the following:

●	integrating information systems and internal controls over accounting and financial reporting;

●	integrating Media General and Young’s existing businesses;

●	preserving significant business relationships;

●	consolidating corporate and administrative functions;

●	conforming standards, controls, procedures and policies, business cultures and compensation structuring between Media General and Young; and

●	retaining key employees.

The management of Media General will have to dedicate substantial effort to integrating the businesses of Media General and Young during the integration process. These efforts could divert management’s focus and resources from Media General’s business, corporate initiatives or strategic opportunities. If Media General is unable to integrate Media General and Young’s organizations, procedures and operations in a timely and efficient manner, or at all, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected, and the value of Media General’s common stock may be affected adversely. An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could also have an adverse effect upon the revenues, level of expenses and operating results of Media General.

Media General and Young will incur significant transaction and merger-related integration costs in connection with the transaction.

Media General and Young expect to pay transaction costs of approximately $30 million in the aggregate. These transaction costs include investment banking, legal and accounting fees and expenses, SEC filing fees, printing expenses, mailing expenses and other related charges. These amounts are preliminary estimates that are subject to change. Media General also expects to incur costs associated with integrating the operations of Media General and Young, and these costs could be significant and could have an adverse effect on Media General’s future operating results if the anticipated cost savings from the transaction are not achieved. Although Media General expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, should allow the combined company to offset incremental expenses over time, the net benefit may not be achieved in the near term, or at all.

The transaction resulted in an ownership change of Media General and an ownership change of Young, in each case, under Section 382 of the Internal Revenue Code. As a result, for U.S. federal income tax purposes, Media General’s ability to use the net operating loss carryforwards of Media General and Young to offset future taxable income will be subject to limitation.

In general, under Section 382 of the Code, a corporation that undergoes an ownership change is subject to limitations on its ability to utilize its pre-change net operating losses, which we refer to as “NOLs,” to offset future taxable income for U.S. federal income tax purposes. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). An ownership change can result from, among other things, an offering of stock, the purchase or sale of stock by certain stockholders, or the issuance or exercise of rights to acquire stock.

As of December 31, 2012, Media General had approximately $307 million of NOL carryforwards for U.S. federal income tax purposes, which will begin to expire in 2027. As of December 31, 2012, Young had approximately $226 million of NOL carryforwards for U.S. federal income tax purposes, which will begin to expire in 2027. A substantial portion of Young’s NOL carryforwards already are subject to a limitation under Section 382 of the Code. The transaction resulted in an ownership change of Media General, limiting the use of Media General’s NOL carryforwards to offset future taxable income of the combined company for U.S. federal income tax purposes. While the transaction, if viewed in isolation, did not result in an ownership change of Young, an ownership change is expected to result when the transaction is aggregated with other transactions involving Young and its stockholders occurring during the prior three-year period, potentially limiting the use of Young’s NOL carryforwards to offset future taxable income of the combined company for U.S. federal income tax purposes. These limitations may affect the timing of when these NOL carryforwards can be used, which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company and could cause such NOLs to expire unused, in each case, reducing or eliminating the benefit of such NOLs. Similar rules and limitations may apply for state income tax purposes.

Risks Related to the Business of Young

The risk factors listed below may similarly apply to Media General and its subsidiaries.

Young’s advertising revenue can vary substantially from period to period based on many factors beyond Young’s control. This volatility affects Young’s operating results and may reduce its ability to repay indebtedness.

Young relies on sales of advertising time for most of its revenues and, as a result, its operating results depend on the amount of advertising revenue that Young generates. In 2012, 84% of Young’s total revenues were derived from spot advertising. If Young generates less advertising revenue, it may be more difficult for it to repay its indebtedness and meet its working capital requirements, and the value of Young’s business may decline. Young’s ability to sell advertising depends on:

●	The levels of automobile advertising, which historically have represented about 21% of Young’s advertising revenue;

●	The health of the economy in the area where Young’s television stations are located and in the nation as a whole;

●	The popularity of Young’s programming and that of its competition;

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The activities of Young’s competitors, including competitors that offer other forms of advertising-based mediums, such as other broadcast television stations, radio stations, multichannel video programming distributors, which we refer to as “MVPDs,” Internet and broadband content providers, transit advertising, direct mail, local cable systems and other print and media outlets serving in the same markets;

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The levels of political advertising, which are affected by campaign finance laws, and the ability of political candidates and political action committees to raise and spend funds and are subject to seasonal fluctuations;

●	Changes in the makeup of the population in the areas where Young’s stations are located; and

●	Other factors that may be beyond Young’s control.

In addition, a high percentage of Young’s operating expenses are fixed, and a small decrease in advertising revenue could significantly impact its financial results. There can be no assurance that Young’s advertising revenue will not be volatile in the future, and such volatility may have an adverse impact on Young’s business, financial condition or results of operations.

Young depends on networks for much of its programming, and the loss of or certain changes by one or more of its network affiliations would disrupt its business and could have an adverse effect on Young’s financial condition and results of operations by reducing station revenue at the affected station(s).

Of the stations that Young owns and operates, or to which it provides certain operating and sales services, six are affiliated with ABC, four are affiliated with CBS, one is affiliated with NBC, one is affiliated with FOX and one is affiliated with MyTV. Young also operates 17 digital subchannels, including seven affiliates of Disney-ABC’s Live Well Network, six Weather/News subchannels, one CW Plus affiliate, one MyTV affiliate, one The Country Network affiliate and one Antenna TV affiliate. The television viewership levels for stations are materially dependent upon programming provided by the major networks. Young is particularly dependent upon programming provided by the ABC and CBS networks. All but one of Young’s stations are parties to affiliation agreements with one of the four major networks.

In addition, Young may be exposed in the future to volatile or increased programming costs that may adversely affect its operating results. Further, programs are usually purchased for broadcasting for two to three year periods, and it is difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their cost has been fully amortized, resulting in write-offs that increase station operating costs.

As network affiliation agreements come up for renewal, Young may not be able to negotiate terms comparable to or more favorable than its current agreements. In addition, the impact of an increase in reverse network compensation payments, under which Young compensates the network for programming pursuant to its affiliation agreements, may have a negative effect on its financial condition or results of operations. See “Business of Young – Young’s Network Affiliation Agreements” for more information on the expiration and renewal of network affiliation agreements. Young cannot predict the outcome of any future negotiations relating to its affiliation agreements or what impact, if any, they may have on Young’s financial condition and results of operations.

In recent years, the national broadcast networks have streamed their programming on the Internet and other distribution platforms in close proximity to network programming broadcast on local television stations, including those that Young owns. These and other practices by the networks dilute the exclusivity and value of network programming originally broadcast by the local stations and could adversely affect the business, financial conditions and results of operations of Young’s stations.

Young may be unable to successfully negotiate future retransmission consent agreements on terms comparable to or more favorable than its current agreements and these negotiations may be further hindered by the interests of networks with which it is affiliated or by statutory or regulatory developments.

As retransmission consent agreements expire, Young may not be able to negotiate future agreements on terms comparable to or more favorable than its current agreements. This may cause revenues and revenue growth from its retransmission consent agreements to decrease under the renegotiated terms.

Several cable system and DBS operators have jointly petitioned the FCC to initiate a rulemaking proceeding to consider amending the FCC’s retransmission consent rules. The FCC solicited public comment on the petition and subsequently released a notice of proposed rulemaking seeking public comment on whether it should amend its rules to: (i) modify its standards for “good faith” negotiations of retransmission consent agreements; (ii) enhance consumer notice obligations; and (iii) eliminate the FCC's network non-duplication and syndicated exclusivity rules. The proceeding is currently pending, and Young cannot predict its outcome.

Financial and economic conditions may have an adverse impact on Young’s industry, business, and results of operations or financial condition.

Financial and economic conditions have been challenging and the continuation or worsening of such conditions could further reduce consumer confidence and have an adverse effect on the fundamentals of Young’s business, results of operations and/or financial condition. Poor economic and industry conditions could have a negative impact on Young’s industry or the industry of those customers who advertise on Young’s stations, including, among others, the automotive industry and service businesses, each of which is a significant source of Young’s advertising revenue. Additionally, financial institutions, capital providers, or other consumers may be adversely affected. Potential consequences of any financial and economic decline include:

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The financial condition of those companies that advertise on Young’s stations may be adversely affected, causing them to spend less on advertising, which could result in a significant decline in Young’s advertising revenue;

●	Young’s ability to pursue the acquisition or divestiture of certain television and non-television assets at attractive values may be limited;

●	The possibility that Young’s business partners could be negatively impacted and Young’s ability to maintain these business relationships could also be impaired; and

●	Young’s ability to make certain capital expenditures may be significantly impaired.

Young operates in a very competitive business environment.

The television industry is highly competitive and this competition can draw viewers and advertisers from Young’s stations, which requires Young to pay more for programming, and increases costs and reduces revenues. Cable providers, direct broadcast satellite companies and telecommunication companies are developing new technology that allows them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets. Competitors who target programming to such sharply defined markets may gain an advantage for television advertising revenues. In addition, technological advancements and the resulting increase in programming alternatives, such as pay-per-view, home video and entertainment systems, video-on-demand, mobile video and the Internet have also created new types of competition to television broadcast stations and will increase competition for household audiences and advertisers. Technologies that allow viewers to digitally record, store and play back television programming may decrease viewership of commercials as recorded by media measurement services and as a result, may lower Young’s advertising revenues. In addition, since digital television technology allows broadcasting of multiple channels within the additional allocated spectrum, this technology could expose Young to additional competition from programming alternatives. Young cannot provide any assurances that it will remain competitive with these developing technologies.

Young faces competition from:

●	other local free over-the-air broadcast television and radio stations;

●	telecommunication companies;

●	cable and satellite system operators;

●	Internet search engines, Internet service providers and websites; and new technologies including mobile television; and

●	other sources of news, information and entertainment such as newspapers, movie theaters, live sporting events and home video products, including digital video disc players, or “DVDs.”

Young’s television stations are located in highly competitive markets. Accordingly, the results of Young’s operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of Young’s stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of Young’s competitors have or may, in the future, obtain greater resources, Young’s ability to compete successfully in its broadcasting markets may be impeded.

Cybersecurity risks and cyber incidents could adversely affect Young’s business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence.

Young’s business is subject to extensive governmental legislation and regulation, which may restrict Young’s ability to pursue its business strategy and/or increase its operating expenses.

Young’s television operations are subject to significant federal regulation under the Communications Act of 1934, as amended, which we refer to as the “Communications Act.” Continuation of operations requires that Young retain and from time to time renew a variety of governmental approvals. FCC licenses to operate broadcast television stations generally have a term of eight years. Historically, the FCC renews the vast majority of broadcast licenses, but there can be no assurance that Young’s licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. The non-renewal or revocation of one or more of Young’s primary FCC licenses could have an adverse effect on its operations.

As a broadcast licensee, Young also must comply with a variety of FCC rules regulating its operations such as political broadcasting rules, children’s television rules, and limitations on indecent or obscene programming. Violation of these and other FCC rules could subject Young to significant fines or other sanctions.

Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of Young’s broadcast properties. Young is unable to predict the impact that any such laws or regulations may have on its operations.

The FCC is considering possible mechanisms for spectrum reallocation that could affect the spectrum for Young’s stations and adversely impact Young’s ability to compete.

Congress recently authorized the FCC to conduct a so-called “incentive auction” to reassign some of the UHF spectrum now used by television broadcasters to wireless broadband service providers. The FCC could share the proceeds of spectrum auctions with those incumbent television station licensees that give up their spectrum rights to facilitate spectrum auctions. Following the auction, the FCC would “repack” the non-tendering broadcasters into the lower portion of the UHF band and auction new “flexible use” wireless licenses in the upper portion of the UHF band.

Television stations may elect whether or not to participate in the incentive auction, but television broadcasters that do not participate in the auction nevertheless may be required to relocate to a different channel or make other technical changes to facilitate the repacking of the band. On September 28, 2012, the FCC opened a proceeding to develop rules to govern the incentive auctions for television broadcast spectrum, re-auction of reclaimed spectrum to wireless broadband providers, and the repacking of broadcasters on the channels that remain dedicated to television broadcasting after the conclusion of the auction. Young cannot predict the form of any final rules that the FCC may adopt in this proceeding or whether the final rules would have an adverse impact on Young’s ability to compete. Moreover, Young cannot predict whether the FCC might adopt even more stringent requirements, or stronger incentives to abandon current spectrum, if its initiatives are adopted but do not free what the agency deems sufficient spectrum for wireless broadband use.

Young could be adversely affected by labor disputes and legislation and other union activity.

The cost of producing and distributing entertainment programming has increased substantially in recent years due to, among other things, the increasing demands of creative talent and industry-wide collective bargaining agreements. Young’s program suppliers engage the services of writers, Directors, actors and on-air and other talent, trade employees and others, some of whom are subject to these collective bargaining agreements. Also, as of June 30, 2013, approximately 84 of Young’s employees are represented by labor unions under collective bargaining agreements. Failure to renew these agreements, higher costs in connection with these agreements or a significant labor dispute, including strikes or work stoppages, could adversely affect Young’s business by causing, among other things, delays in production that lead to declining viewership, a significant disruption of operations and reductions in the profit margins of Young’s programming and the amounts Young can charge advertisers for time. Young’s stations also broadcast certain professional sporting events, including NBA basketball games, MLB baseball games, NFL football games, and other sporting events, and Young’s viewership may be adversely affected by player strikes or lockouts, which could adversely affect Young’s advertising revenues and results of operations. Further, any changes in the existing labor laws may further the realization of the foregoing risks.

Neither Young’s financial condition nor its results of operations covering periods after Young Broadcasting Inc.’s emergence from bankruptcy are comparable to the financial condition or results of operations reflected in Young Broadcasting Inc.’s historical financial statements covering periods before its emergence from bankruptcy.

Young has adopted fresh-start accounting rules as of the date of Young Broadcasting Inc.’s emergence from bankruptcy as prescribed in accordance with the Reorganizations topic of the FASB Accounting Standards Codification. As required by fresh-start accounting, assets and liabilities have been recorded at fair value, based on values determined in connection with the implementation of the Young Broadcasting Inc.’s Chapter 11 plan of reorganization. Accordingly, Young’s consolidated financial condition and results of operations from and after Young Broadcasting Inc.’s emergence from bankruptcy are not comparable to the financial condition or results of operations reflected in Young Broadcasting Inc.’s historical financial statements included elsewhere in this Current Report on Form 8-K.

Further, during the course of Young Broadcasting Inc.’s Chapter 11 reorganization cases, which we refer to as the “Chapter 11 Cases,” Young Broadcasting Inc.’s financial results were volatile as asset impairments, government regulations, bankruptcy professional fees, contract terminations and rejections and claims assessments, among other things, significantly impacted Young Broadcasting Inc.’s consolidated financial statements. As a result, the amounts reported in Young Broadcasting Inc.’s financial statements after emergence from bankruptcy differ materially from Young Broadcasting Inc.’s historical financial statements included elsewhere in this Current Report on Form 8-K.

Young may experience disruptions in its business due to natural disasters, terrorism or similar events.

Other broadcast station owners have experienced substantial disruptions to their operations due to natural disasters and acts of terrorism. If natural disasters, acts of terrorism, political turmoil, or hostilities occur, one or more of Young’s broadcast stations could experience a loss of technical facilities for an unknown period of time and would, in addition, lose advertising revenues during such time period. In addition, if natural disasters, acts of terrorism, political turmoil, or hostilities occur, even if Young does not experience a loss of technical facilities, Young’s broadcast operations may switch to continual news coverage, which would cause the loss of advertising revenues due to the suspension of advertiser-supported commercial programming.

Intangible assets comprise a significant portion of Young’s total assets. These intangible assets must be tested for impairment at least annually, which may result in a non-cash impairment charge and could have an adverse impact on the combined company’s results of operations and Stockholders’ equity.

Indefinite-lived intangibles are subject to impairment assessments at least annually (or more frequently when events or circumstances indicate that an impairment may have occurred) by applying a fair-value based test. Young’s principal intangible assets include its programming license rights, broadcast licenses and network affiliations. The risk of impairment losses may increase to the extent that earnings decline. Impairment losses may result in a non-cash impairment charge. Furthermore, impairment losses could have an adverse impact on the combined company’s results of operations and stockholders’ equity.

Risks Related to the Ownership of Media General Common Stock

Media General does not intend to pay cash dividends on its common stock for at least so long as it is prohibited from doing so under its credit agreement.

Due to economic uncertainty, the Board of Directors of Media General suspended the payment of dividends indefinitely in January 2009. Furthermore, Media General’s new credit agreement contains restrictions on the payment of dividends. In addition, applicable state law may impose requirements that may impede the combined company’s ability to pay dividends on the combined company’s common stock. Therefore, it is likely that any return on investment for Media General’s Stockholders at least in the near term will occur only if the market price of the combined company’s common stock appreciates.

The public price and trading volume of Media General’s common stock may be volatile.

The price and trading volume of Media General’s common stock may be volatile and subject to fluctuations. Some of the factors that could cause fluctuations in the stock price or trading volume of the combined company common stock include:

●	general market and economic conditions and market trends, including in the television broadcast industry and the financial markets generally;

●	the political, economic and social situation in the United States;

●	actual or expected variations in operating results;

●	variations in quarterly operating results;

●	inability to meet projections in revenue;

●	announcements by Media General or Media General’s competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, or other business developments;

●	adoption of new accounting standards affecting the industry in which Media General operates;

●	operations and stock performance of competitors;

●	litigation or governmental action involving or affecting Media General or its subsidiaries;

●	changes in financial estimates and recommendations by securities analysts;

●	recruitment or departure of key personnel;

●	purchases or sales of blocks of Media General’s common stock; and

●	operating and stock performance of the companies that investors may consider to be comparable.

There can be no assurance that the price of Media General’s common stock will not fluctuate or decline significantly. The stock market in recent years has experienced considerable price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies and that could adversely affect the price of Media General’s common stock, regardless of Media General’s operating performance. You should also be aware that price volatility might be worse if the trading volume of shares of the common stock is low. Furthermore, stockholders may initiate securities class action lawsuits if the market price of Media General’s stock declines significantly, which may cause Media General to incur substantial costs and could divert the time and attention of Media General’s management.

The future results of Media General will suffer if Media General does not effectively manage its expanded operations.

Following the completion of the transaction, the size of Media General’s business, as well as participation in retransmission revenue, syndicated programming purchasing and general participation in national and digital advertising, increased significantly beyond the pre-combination size of either Media General or Young. Media General’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Media General will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the transaction.

Media General has the ability to issue preferred stock, which could affect the rights of holders of the combined company common stock.

At the effective time of the reclassification merger, Media General’s Articles of Incorporation were amended and restated to allow the Board of Directors to issue up to 50 million shares of preferred stock and to set the terms of such preferred stock. The terms of such preferred stock may adversely affect the dividend and liquidation rights of holders of Media General’s common stock.

Sales of common stock by former equityholders of Young may have an adverse effect on the price of Media General’s common stock.

In the transaction, equityholders of Young received approximately 60.2 million shares of Media General’s common stock. Certain equityholders of Young who received shares of Media General common stock in the transaction have the right to require Media General to register those shares under a registration rights agreement, subject to certain limitations. The registration rights agreement requires the filing of a shelf registration statement on Form S-3 covering such shares, which may be used by the former Young equityholders party to such agreement to facilitate the sale of their shares under certain circumstances. Young equityholders party to the registration rights agreement also have the right to demand registration of their shares for sale in underwritten offerings, subject to certain limitations, and the right to participate in registered underwritten offerings conducted by Media General. It is anticipated that a public underwritten offering of shares of common stock held by such equityholders will be conducted soon after a shelf registration statement on Form S-3 is filed and declared effective by the SEC. Sales by such Young equityholders of their shares of common stock of Media General, or the possibility of such sales, pursuant to an underwritten offering or otherwise, may have an adverse effect on the per share price of Media General’s common stock.

Standard General owns approximately 30% of the voting power of Media General’s outstanding stock. This may allow Standard General to exercise influence over Media General.

Standard General controls approximately 30% of the voting power of all of Media General’s outstanding capital stock. This percentage will be increased to the extent any stockholders receive Non-voting Common Stock pursuant to the Articles of Incorporation of Media General. As a result, Standard General may have influence over the management of Media General. In addition, Standard General’s substantial share ownership may delay or prevent a change in control of Media General.

Provisions of Media General’s Articles of Incorporation and By-laws and applicable state corporation laws could make a merger, tender offer or proxy contest difficult, and could deprive the Stockholders of Media General of the opportunity to obtain a takeover premium for shares of the common stock owned by them.

Media General’s Articles of Incorporation and By-laws contain provisions that could have the effect of delaying or preventing changes in control or changes in the management of Media General without the consent of the Board of Directors of Media General, which could make a merger, tender offer or proxy contest difficult. These provisions include (i) the ability of the Board of Directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used, to the extent consistent with its legal duties, to issue a series of stock to persons friendly to management in order to attempt to block an acquisition action by a hostile acquirer or to significantly dilute the ownership of a hostile acquirer, (ii) the requirement that a Special Meeting of Stockholders may be called only by the Board of Directors of Media General , the chairman of the Board of Directors of Media General or the president of Media General, which may delay the ability of Media General’s stockholders to force consideration of a proposal or to take action and (iii) advance notice procedures that stockholders must comply with in order to nominate candidates to the Board of Directors of Media General or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect such acquirer’s own slate of directors or otherwise attempting to obtain control of Media General. Under the VSCA and the Articles of Incorporation of Media General, stockholders of Media General will be prohibited from taking action by written consent unless the consent is unanimous, which makes action by written consent difficult to obtain and forces stockholder action to be taken at an annual or special meeting. These provisions, alone or together, could delay hostile takeovers and changes in control of Media General or changes in its management.

Further, the “affiliated transaction” provisions of Virginia law prohibit, subject to certain exceptions, any person who became the beneficial owner of more than 10% of any class of a corporation's voting securities, without the prior consent of the corporation’s board of directors, from engaging in specified transactions with such corporation for a period of three years following the date upon which the stockholder acquires the requisite number of securities. The types of transactions covered by the law include certain mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, dissolutions, reclassifications and recapitalizations. Media General did not opt out of such law in its Articles of Incorporation.

Former holders of Class A Common Stock may be deemed to hold “attributable interests” in Media General.

The laws, rules and regulations administered by the FCC contain restrictions on the ownership and control of broadcast licenses. The FCC generally applies its ownership limits to persons that hold “attributable interests” in a broadcast license. Prior to the transaction, Media General's dual-class stock structure, pursuant to which the majority of the voting power of Media General was held by holders of Class B Common Stock, mitigated the risk that the interests of any holders of publicly traded shares of Class A Common Stock would be deemed to have an attributable interest in Media General. However, following the transaction, the broadcast or other media interests of holders holding five percent or greater of Media General’s Voting Common Stock will generally be deemed to have an attributable interest in Media General, and may limit Media General’s acquisition or ownership of broadcast stations in particular markets. While Media General 's Articles of Incorporation has provisions that Media General may use to prevent such an effect by limiting the holding of attributable interests in Media General to those Stockholders lacking conflicting media interests, there can be no assurance that these provisions as applied will be completely effective.

The Articles of Incorporation of Media General contain provisions allowing Media General to restrict the ownership, conversion and proposed ownership of common stock for reasons related to compliance with the FCC's rules and regulations.

Under the Articles of Incorporation of Media General, Media General may restrict the ownership, conversion or proposed ownership of shares of common stock of Media General by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership of shares of capital stock of any other person, would impose restrictions on Media General or its subsidiaries under, or cause a violation of, the laws administered or enforced by the FCC, including the Communications Act of 1934, which we refer to as “federal communications laws.” Media General may enforce such restrictions if it believes the ownership, conversion or proposed ownership by a stockholder of common stock:

●	would be in violation of any federal communications laws;

●	would (or could reasonably be expected to) materially limit or impair any existing or proposed business activity of Media General or its subsidiaries under the federal communications laws;

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would materially limit or impair under the federal communications laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by Media General or any of its subsidiaries for which it has entered into a definitive agreement with a third party;

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would (or could reasonably be expected to) cause Media General or any of its subsidiaries to be subject to any rule, regulation, order or policy under the federal communications laws having or which could reasonably be expected to have a material effect on Media General or any of its subsidiaries to which Media General or any of its subsidiaries would not be subject but for such ownership, conversion or proposed ownership; or

●	would require prior approval from the FCC and such approval has not be obtained.

The restrictions that Media General may enact include refusing to permit the transfer of shares, suspending rights of share ownership, requiring the conversion of Voting Common Stock to Non-voting Common Stock, and other remedies. These provisions may restrict your ability to acquire, own and/or vote shares of Voting Common Stock of Media General.